EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sacks Parente Inc.

Camarillo, California

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of Sacks Parente Inc. of our report, dated March 18, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Sacks Parente, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

September 10, 2024